EXHIBIT 3.1

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

CONSOLIDATION SERVICES, INC.

CONSOLIDATION SERVICES, INC.,  a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

FIRST:

Name Change.  Effective the close of business on August 19, 2014, the certificate of Incorporation of the Corporation is hereby amended by striking out Article “FIRST” thereof and by substituting in lieu of said Article the following new Article “First”:

“FIRST:  The name of the corporation is MONGOLIA HOLDINGS, INC. (hereinafter referred to as the “Corporation”).”

SECOND:  The Amendment to the Certificate of Incorporation herein has been adopted by resolutions of the Board of Directors and written consent of the majority of the stockholders of the Corporation, and the Amendment was properly approved and adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the undersigned has executed this Certificate on this 19th day of August, 2014.

By:	/s/ Gary D. Kucher
Name:	Gary D. Kucher
Title:	Chief Executive Officer